Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Edison International

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	8.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes Due 2053	457(r)	$500,000,000	100%	$500,000,000	.0001102	$55,100.00

	Total Offering Amounts					$500,000,000		$55,100.00

	Total Fees Previously Paid

	Net Fee Due							$55,100.00